Exhibit 10.17

SERVICE FRAMEWORK AGREEMENT

THIS AGREEMENT (the “Agreement”) is made on October 12, 2023 (“Effective Date”).

BETWEEN:

(1)	Consensus Colocation PA LLC, a limited liability company incorporated under the laws of the State of Delaware (“CTG”); and

(2)	Mawson Hosting LLC, a limited liability company incorporated under the laws of the state of Delaware, the United States of America (“Service Provider”).

Each of the parties to this Agreement is referred herein individually as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)	Service Provider is the operator of the Data Center Facility (as defined below) and provides Services (as defined below) at the Data Center Facility.

(B)	CTG intends to situate the Co-Location Servers (as defined below) at the Data Center Facility and receive Services from Service Provider in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1.	In this Agreement, these expressions have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Applicable Law” means any treaty, law, decree, order, regulation, decision, statute, ordinance, rule, directive, code or other document that has legal force under any system of law, including, without limitation, local law, law of any other state or part thereof or international law, and which creates or purports to create any requirement or rule that may affect, restrict, prohibit or expressly allow the terms of this Agreement or any activity contemplated or carried out under this Agreement.

“Billing Period” means the period of approximately one (1) month for which Service Provider issues invoices to CTG for the Services provided by Service Provider during such period, the determination of which shall follow the following principle: (a) the first Billing Period shall commence from 00:00 (UTC) on the Initial Date until 23:59 (UTC) on the last calendar day of the same month, and (b) each of the subsequent Billing Periods shall commence from 00:00 (UTC) on the first calendar day of the month following the previous Billing Period until 23:59 (UTC) on the last calendar day of such month.

“Business Day” means a day (other than Saturday, Sunday or public holiday) on which banking institutions in the Relevant Jurisdiction are open generally for business.

“Co-location Capacity” shall have the meaning ascribed to it in the applicable Service Order.

“Co-location Fee(s)” means the fee for the Services payable by CTG to Service Provider during the applicable Billing Period, which shall be calculated in accordance with Article 3.1.

“Co-location Fee Rate” means the rate for the Co-location Fee as set out in the relevant Service Order.

“Co-location Quantity” means the agreed quantity of the Co-location Servers in accordance with the applicable Service Order, for which Service Provider shall provide the Co-location Capacity, the details of which shall be initially set forth in paragraph 2 of the applicable Service Order.

“Co-location Servers” means the supercomputing servers and ancillary hardware equipment owned by CTG or its designated third party(ies) and co-located at the Data Center Facility pursuant to the applicable Service Order.

“Control” means, with respect to any Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, provided that, in the case of a Person that is an entity, such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the holders of the shares or other equity interests or registered capital of such Person or power to control the composition of a majority of the board of directors or similar governing body of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Curtailment Program” means Service Provider’s demand response program whereby Service Provider can reduce its power use during certain times and be compensated for doing so by Service Provider’s CSP.

“CSP” means Service Provider’s curtailment service provider.

“Data Center Facility” means the data center facility operated by Service Provider, details of which shall be submitted to CTG in the form set forth in EXHIBIT A of APPENDIX I hereto, where Service Provider provides the Services to CTG pursuant to the applicable Service Order(s).

“Delayed Compensation” means the corresponding amount payable by either Party as compensation for its delayed performance in accordance with Articles 3.4(b), 3.4(c) and 3.4(d).

“Deposit” means the amount payable by CTG to Service Provider equal to one (1) month of the maximum theoretical amount of the Co-Location Fee for one Billing Period, based on the maximum Co-Location Quantity for the respective batch of the Co-Location Servers, calculated in accordance with the formula set forth in paragraph 3.1 of the applicable Service Order.

“End-Period Meter Reading” means the meter reading of the Separate Meter taken at 23:59 (UTC) on the last day of the applicable Billing Period.

“Fixed Rate” has the meaning set forth in the Service Order.

“Fixed Rate Period” means defined periods of time when the Power Reimbursement fee is set at a fixed rate as set out in the Service Order.

“Force Majeure” means in respect of either Party, any event or occurrence whatsoever beyond the reasonable control of that Party, which delays, prevents or hinders that Party from performing any obligation imposed upon that Party under this Agreement, including to the extent such event or occurrence shall delay, prevent or hinder such Party from performing such obligation, war (declared or undeclared), terrorist activities, acts of sabotage, blockade, fire, lightning, acts of god, national strikes, riots, insurrections, civil commotions, quarantine restrictions, epidemics and pandemics, earthquakes, landslides, avalanches, floods, telecommunications or utilities outages, hurricanes, explosions and regulatory and administrative or similar action or delays to take actions of any governmental authority.

“Index Rate” has the meaning set forth in the Service Order.

“Index Rate Period” means defined periods of time when the Power Reimbursement fee is calculated based on the “all-in” power rate that Service Provider is invoiced by their power provider as set out in the Service Order.

“Information Memorandum” means the document captioned as such and attached to the Service Order as Exhibit A.

“Initial Date” means the date on which the Co-location Servers under the Service Order, or the first batch of Co-location Servers if there are more than one batch under the Service Order, are powered-on for normal co-location and operation.

“Inventory Assets” means any asset stored or kept by CTG at the Data Center Facility other than the Co-location Servers, but which is reasonably necessary to operate or maintain the Co-location Servers. Inventory Assets which may include, without limitation, servers or hardware equipment that are damaged, defective, malfunctioning or not operating, servers or hardware equipment that are returned for maintenance and repair, servers or hardware equipment that are backup to the Co-location Servers, the spare parts and components for the maintenance and repair of the Co-location Servers, and the packaging materials for the Co-location Servers.

“kWh” means kilowatt hours of power.

“Low Power Mode” means a special operation mode unique to the specific Co-location Server in which such Co-location Server consumes less electrical power than its Rated Power.

“Minimum Co-location Fee” means the minimum Co-location Fee payable by CTG per month as set forth in the relevant Service Order.

“Minimum Strike Price” means the lowest strike price that CTG can instruct Service Provider to implement under Article 5, and as further set out in the Service Order.

“MDC Infrastructure” means the equipment utilized by the Service Provider to operate the Co-location Servers, including without limitation the exhaust fans, switches, lights, and CCTV.

“Minimum Power Commitment” means the commitment of power consumption of Service Provider pursuant to the applicable Power Purchase Agreement, the failure to utilize electrical power under which, or the failure to make payment of which regardless of the actual utilization, will constitute a breach of contract under such Power Purchase Agreement. The specific amount of the Minimum Power Commitment shall be set forth in the applicable Information Memorandum of Data Center Facility.

“Monitoring Software” means the software designated by the Parties to monitor the operation of the Co-location Servers, which shall be AntSentry (version V2 or such other version as may be upgraded by CTG from time to time) unless otherwise mutually agreed between the Parties in the applicable Service Order.

“Monthly Theoretical Co-location Fee” means the theoretical amount of the Co-location Fee for one (1) month, which shall be calculated in accordance with the following formula:

Monthly Theoretical Co-location Fee = ∑ Rated Power of Each Co-location Server Powered-On (kW) × Co-location Fee Rate × 24 × 31.

“Online Status” means the status of a Co-location Server that is powered-on with constant supply of electrical power, has stable connection with network and is accessible via the Monitoring Software where the status tag “Online” is indicated for such Co-location Server.

“Online Status Ratio” means a fraction where the numerator is the sum of the actual length of time measured in hours of each Co-location Server in Online Status during the applicable Billing Period, and the denominator is the product of the Co-location Quantity of Co- location Servers and the theoretical length of time measured in hours of each Co-location Server in Online Status during the applicable Billing Period (“Theoretical Online Hours”). Theoretical Online Hours will exclude scheduled maintenance mutually agreed by the Parties in writing or which the Service Provider reasonably believes is required to maintain the performance and security of the Data Center Facility or part thereof, any period during which Service Provider is required to curtail power use by government or any competent authority, downtime caused by Force Majeure Events, downtime caused by CTG’s breach of this Agreement, downtime due to CTG’s request to voluntary power off the Co-location Servers, downtime caused by defects in CTG’s Co-location Servers, and downtime caused by inappropriate act or omission in relation to the operation of the Co-location Servers by CTG Personnel. The Online Status Ratio shall finally be determined by the data as illustrated on the Monitoring Software, except that if there is a technical failure (including, but not limited to, technical failure of the Monitoring Software and/or the Co-location Servers, or offline of the Next Unit of Computing, etc.) that prevents from reading certain data, the aforementioned numerator and denominator shall be adjusted accordingly to subtract such time during which the relevant data cannot be read due to such technical failure, unless otherwise agreed by the Parties. For the avoidance of doubt, calculation of Online Status Ratio shall not be adjusted for any technical failures under Article 6.11.

“Permitted Disputed Items” has the meaning ascribed to such term in Article 3.6(b)(iii).

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity (whether or not having separate legal personality).

“Power Consumption” means the amount of electrical power consumed in connection with the operation of the Co-location Servers during the applicable Billing Period, which shall be determined by subtracting the End-Period Meter Reading of the Billing Period immediately preceding the relevant Billing Period from the End-Period Meter Reading of the relevant Billing Period, the unit of which shall be kWh.

“Power Purchase Agreement” means the power purchase agreement, or other similar agreement for procurement of electrical power for the Data Center Facility, entered into between Service Provider, or its Affiliate, and the relevant power supplier of the Data Center Facility.

“Power Reimbursement” means the all-inclusive power purchase fee to be paid by CTG for power used in connection with the Co-location Servers and associated MDC Infrastructure, which has been invoiced to Service Provider under the Power Purchase Agreement, and then passed through to CTG under this Agreement, charged as a per centage of total power usage at the Data Center Facility.

“Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

“Rated Power” means the amount of the rated electrical power stated on the factory label of the applicable Co-location Server.

“Reconciliation Statement” means the statement issued by Service Provider to CTG every Billing Period for reconciliation between the Parties, which shall set out details including but not limited to Power Consumption, the Online Status Ratio, Power Reimbursement fees, Co-location Fees chargeable, any occurrence of interruption or suspension of any Service during such Billing Period, the form of which is set out in APPENDIX II hereto. Service Provider may satisfy the requirements of the Reconciliation Statement in more than one document.

“Relevant Jurisdiction” means the State of Delaware of the United States of America.

“Separate Meter” means the separate meter installed by Service Provider at the Data Center Facility for metering the electrical power consumed in the operation of the Co- location Servers and MDC Infrastructure, located as set forth in the Information Memorandum.

“Service” means the co-location service(s) provided by Service Provider to CTG pursuant to this Agreement subject to the actual service(s) agreed between the Parties in the applicable Service Order. For the avoidance of doubt, the Parties agree and acknowledge that the Service does not include any maintenance of Co-location Servers.

“Service Order(s)” means the Service Order(s) executed by the Parties in the form set out in APPENDIX I hereto, as amended from time to time in accordance with this Agreement.

“Service Provider Equipment” means all equipment at the Data Center Facility that is owned by the Service Provider including but not limited to modular data centers, transformers, breakers, switches, pads, fans, heat deflectors, CCTV, fences and other security related items, racking, cabling, servers, tools, vehicles and other property and equipment, but does not include the Co-location Servers or the Inventory Assets.

1.2.	In this Agreement, unless otherwise specified:

(i)	words importing the singular include the plural and vice versa where the context so requires;

(ii)	the headings in this Agreement are for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement;

(iii)	references to Articles and Appendix(es) are references to the articles and appendix(es) of this Agreement;

(iv)	references to days, dates and times are to the days, dates and times of the Relevant Jurisdiction, unless otherwise indicated;

(v)	any reference to a code, law, statute, statutory provision, statutory instrument, order, regulation or other instrument of similar effect shall include any re-enactment or amendment thereof for the time being in force;

(vi)	understanding and interpretation of this Agreement shall be based on the purpose of this Agreement and the original meaning of the context and prevailing understanding and practice in the industry, and provisions of this Agreement and relevant Appendix(es) shall be understood and interpreted as a whole; and

(vii)	“$”, “US$”, “US dollar”, “US dollars”, “dollar” and “dollars” denote lawful currency of the United States of America.

2.	SCOPE OF SERVICES

Subject to the terms and conditions of this Agreement, Service Provider shall provide to CTG, and CTG shall receive from Service Provider, the Services agreed in each of the applicable Service Orders.

3.	CO-LOCATION FEE AND PAYMENT

3.1.	Co-location Fee Calculation. The Co-location Fee for each Billing Period shall be calculated as follows:

Co-location Fee = Power Consumption × Co-location Fee Rate

3.2.	Reserved

3.3.	Other Fees. Other fees set forth in the applicable Service Order shall be paid in accordance with such Service Order. Fees charged on a pay-per-use basis and not set out in the Service Order may only be incurred after prior written approval of CTG.

3.4.	Deposit.

(a)	Payment of Deposit. CTG shall pay to Service Provider the Deposit in accordance with paragraph 3.1 of such Service Order on or before the seventh (7th) Business Days from the effective date of such Service Order.

(b)	Delayed Compensation. The amount of the Delayed Compensation shall be calculated as follows:

Delayed Compensation = ∑ Rated Power of each delayed Co-location Server (kW) × US$0.01 × Number of delayed hours (any fractional delay of an hour shall be rounded up to next hour)

(c)	Delay in Delivery of Co-location Servers. CTG will deliver the respective batch of Co-location Servers to the Data Center Facility. Except as otherwise agreed by both Parties, in the event that CTG fails to deliver the respective batch of Co-location Servers to the Data Center Facility on or before (x) the Initial Date, or (y) the estimated arrival date for the respective batch of Co-location Servers as set forth in paragraph 2.2 of the applicable Service Order, whichever is later:

(i)	Service Provider shall be entitled to deduct from the Deposit the corresponding Delayed Compensation in accordance with the corresponding number of hours and number of Co-location Servers delayed; and

(ii)	if CTG fails to remedy such delay within thirty (30) calendar days, Service Provider shall be entitled to terminate this Agreement by notice with immediate effect. Service Provider shall unconditionally remit the difference between the Deposit which has been paid by CTG and the deducted Delayed Compensation to CTG within three (3) Business Days from the termination of this Agreement, unless otherwise stipulated in the Agreement.

(d)	Delay in Power-On of Co-location Servers.

(i)	Except as otherwise agreed by both Parties, Service Provider shall, to the satisfaction of CTG, connect (1) the Data Center Facility to electrical power, and (2) enable the Data Center Facility to reach its standard operational conditions for the respective batch of Co-location Servers within ten (10) days of delivery of the relevant batch to Service Provider (“Installation Period”). The Installation Period will be extended day-for-day when weather conditions at the Data Center Facility do not allow for installation to occur.

(ii)	In the event that either of the conditions set forth in Article 3.4(d)(i) fails to be satisfied on time, Service Provider shall be liable to pay to CTG the corresponding Delayed Compensation in accordance with the corresponding number of hours and number of Co-location Servers delayed.

(iii)	In the event that either of the conditions set forth in Article 3.4(d)(i) fails to be satisfied for more than thirty (30) calendar days, CTG shall be entitled to terminate this Agreement by notice with immediate effect. Service Provider shall unconditionally remit to CTG the Deposit that has been paid by CTG in full and all Delayed Compensation within seven (7) Business Days from the termination of this Agreement, unless otherwise stipulated in the Agreement.

(e)	Unless otherwise stipulated in the Agreement, the Deposit that has been paid by CTG and not yet returned shall be returned to CTG in full unconditionally within seven (7) Business Days from the expiration or termination of this Agreement after deducting any fees or reimbursement payable under this Agreement to Service Provider or compensation as follows, regardless of whether any disputes have occurred during the performance of this Agreement:

(i)	In the event the Co-location Servers have connected to electrical power fully or partially, Service Provider shall refund the remaining portion of the Deposit after deducting any payable and undisputed outstanding fees or reimbursement payable under this Agreement and any amount of applicable Delayed Compensation (if any), less the disputed amounts;

(ii)	In the event the Co-location Servers have not connected to electrical power, Service Provider shall refund the remaining portion of the Deposit after deducting any amount of applicable Delayed Compensation due to Service Provider (if any).

3.5.	Power Reimbursement. Prepayments of Power Reimbursement fees shall be made by CTG to Service Provider as follows:

(a)	Prepayment. CTG shall pay a prepayment to Service Provider (the “Prepayment”) ten (10) Business Days prior to the estimated power-on date for each batch of Co-location Servers as calculated and set forth in paragraph 4 of the applicable Service Order.

(b)	Return of Prepayment. Each Prepayment shall be used to offset the finally determined Power Reimbursement of the corresponding batch of Co-location Servers for the first Billing Period and the subsequent Billing Periods (if there is any Balance) in accordance with Article 3.6. If there is any unused Prepayment at the expiration or termination of this Agreement, Service Provider shall unconditionally return such unused Prepayment in full to CTG within seven (7) Business Days from the termination or expiration of this Agreement, or once Service Provider has received a payment, set-off, credit or other value from its power supplier (whichever is later), regardless of whether any disputes have occurred during the Term of this Agreement unless outstanding invoices for Power Reimbursement are unsettled.

3.6.	Invoice, Payment and Settlement Mechanism.

(a)	Invoice. Service Provider shall issue the invoice of the Co-location Fee, Power Reimbursement and any other fees for the previous Billing Period to CTG within five (5) Business Days from the end of such Billing Period, with (i) the Reconciliation Statement for such Billing Period; and (ii) the supporting documents for the Power Consumption for the Billing Period (including, but not limited to, photos of the Separate Meter showing the Power Consumption at the end of such Billing Period, and the rate of power for the period. During Index Rate Periods a breakdown of hourly power costs incurred will be provided as support by Service Provider.

(b)	Revision Against Objection and Payment. CTG shall be entitled to raise to Service Provider any objection to an invoice (including its attachments) issued by Service Provider in accordance with Article 3.6(a) by written notice to Service Provider within seven (7) days upon receipt of such invoice:

(i)	Except as otherwise agreed by both Parties, in the event that CTG raises no objection to an invoice or its attachments within the aforementioned period, it shall be deemed that CTG has approved the invoice and CTG shall pay to Service Provider the full amount of the invoice within seven (7) days after CTG’s receipt of the invoice, subject to the Settlement Mechanism in accordance with Article 3.6(c).

(ii)	In the event that CTG raises any objection to an invoice and/or its attachments within the aforementioned period, CTG shall nevertheless pay the Power Reimbursement, unless CTG reasonably objects in good faith to the calculation of the Power Reimbursement or Service Provider has not provided the required supporting documentation pursuant to Article 3.6(a). The Parties shall diligently and expeditiously cooperate to resolve the discrepancies based on the factors in disputes, such as, without limitation, Power Consumption, and Index Rate within seven (7) Business Days upon CTG’s raising of objection (the “Confirmation Period”). Should the Parties successfully resolve the dispute within Confirmation Period, as extended by mutual agreement of both Parties (such agreed amount, the “Confirmed Fees”), CTG shall pay the Service Provider the Confirmed Fees within seven (7) Business Days after the agreement to the Confirmed Fees provided that Service Provider has issued an updated invoice to CTG in an amount equal to such Confirmed Fees (if any of the Confirmed Fees differs from the corresponding fees shown in the original invoice).

(iii)	In the event that the Parties are unable to resolve any objection to an invoice in accordance with Article 3.6(b)(ii) (such disputed invoice, the “Disputed Fee”), the Parties shall promptly refer the Disputed Fee along with all items and calculations therein to an impartial nationally recognized firm of independent chartered professional accountants appointed by mutual agreement of CTG and the Service Provider (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the Disputed Fee by confirming the calculations of the Power Consumption, actual Co-location Fee, and Delayed Compensation (collectively, the “Permitted Disputed Items”) as promptly as practicable but in no event greater than thirty (30) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the objection of CTG provided under Article 3.6(b)(ii) in accordance with the terms of this Agreement. If a Disputed Fee involves the resolution of any disputed items other than the Permitted Disputed Items, then such Disputed Fee shall not be eligible for resolution by the Independent Accountant and shall be resolved using the dispute resolution provisions within Article 16.4 hereof. If a Disputed Fee is submitted to the Independent Accountant, the Service Provider shall grant the Independent Accountant reasonable access, during regular business hours and on reasonable advance notice, to the Service Provider’s books and records, personnel and facilities, and the Service Provider and CTG shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items acting as an expert and not as an arbitrator based solely on the applicable definitions and other terms in this Agreement. The resolution of the disputed items and final determination of the Disputed Fee by the Independent Accountant shall be within the range of values assigned to each such item submitted by CTG and the Service Provider and shall be final and binding on the Parties hereto absent manifest error. The fees and expenses of the Independent Accountant shall be borne by CTG on the one hand and the Service Provider on the other hand, in proportion to the amounts by which their respective calculations of the Disputed Fee differ from the Fee as finally determined by the Independent Accountant.

For avoidance of doubt, the Parties agree that Service Provider shall not suspend provision of Services or terminate this Agreement or any Service Order for failure of CTG to make payment of a Disputed Fee before the Disputed Fee has been finally determined and due in accordance with this Article 3.6(b). If CTG fails to make payment when the Disputed Fee has been finally determined and due within seven (7) calendar days of the date the Independent Accountant provided its final determination, Service Provider shall be entitled to suspend its performance under or terminate this Agreement by notice with immediate effect.

(c)	Settlement Mechanism. The Co-location Fee and Power Reimbursement fee for each Billing Period shall be settled in accordance with the following mechanism:

For the First Billing Period:

(i)	if the amount of the invoice equals to the Prepayment provided in accordance with Article 3.5, the invoice shall be deemed as fully settled on the date of the invoice;

(ii)	if the amount of the invoice is less than the Prepayment provided in accordance with Article 3.5, the invoice shall be deemed as fully settled on the date of the invoice and the portion of the difference between the Prepayment and the invoice (the “Balance”) shall be used to offset the Prepayment in the subsequent period(s); and

(iii)	if the amount of the invoice is more than the Prepayment provided in accordance with Article 3.5, CTG shall pay to Service Provider the difference between the Prepayment and the amount in the invoice on or before the invoice is due in accordance with Article 3.6(b) and the invoice shall be deemed as fully settled upon CTG’s payment of such difference.

For the Subsequent Billing Periods:

(i)	CTG shall pay the amount of the invoice after deducting the Balance (if any) on or before the invoice is due in accordance with Article 3.6(b) and top up the amounts paid to Service Provider as a Prepayment for the following periods, as set out in the Service Order.

3.7.	Confirmation of Co-location Servers Security. Notwithstanding the foregoing, Service Provider shall issue a Confirmation of Co-location Servers’ Security (in the form as attached in APPENDIX III hereto) of providing Co-location Servers’ latest information and the current business operation of Service Provider within not more than five (5) Business Days before the due date of each of CTG’s payments hereunder, otherwise CTG is entitled to postpone any payments until such confirmation is provided.

3.8.	Payment Method of Co-location Fee. All payment of Co-location Fee pursuant to this Agreement, including any remittance or refund of Co-location Fee, shall be made in accordance with paragraph 4.2 of the applicable Service Order.

3.9.	Suspension. Service Provider may suspend the provision of Services under this Agreement if any undisputed Power Reimbursement has not been paid when due and payable, or other fees remain unpaid for longer than 10 days, unless those fees are the subject of a bona fide dispute pursuant to Article 3.6; provided that, prior to any such suspension Service Provider will provide CTG with written notice of suspension and an opportunity to cure at least five days’ prior to any such suspension. A notice of dispute received after such notice shall not be considered to cure for purpose of suspension. After suspension, Service Provider must immediately reinstate the Services once all outstanding fees have been paid. If a suspension lasts longer than 30 days, the Service Provider may terminate this Agreement.

3.10.	Increased Cost. If there are any increases, changes in, or introduction or administration of, any taxes, levies, tariffs, utility cost increase, governmental fees or charges with respect to the provision of Services or the operation of the Data Center Facility, Service Provider shall pass through half of any of such amounts to CTG. The Parties shall solely apply Article 6.11(c) or other applicable provisions under this Agreement to adjust the Co-location Fee except for power costs incurred during Index Rate Periods.

3.11.	Set-off. Each Party may set-off and deduct any amounts payable under this Agreement to the other Party against any amounts owing by the other Party to the first Party pursuant to this Agreement, including any credits owed by one Party to the other, or the Deposit. If the Deposit falls below its original amount for any reason, CTG must deposit new amounts with Service Provider within 7 days of receipt of notice from Service Provider.

4.	REPRESENTATIONS AND WARRANTIES

4.1.	Each of the Parties hereby makes the following representations and warranties to the other Party:

(a)	It has the full power and authority to own its assets and carry on its businesses.

(b)	The obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable obligations.

(c)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

(d)	The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(i)	any Applicable Law;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets.

(e)	All authorizations required or desirable:

(i)	to enable it to lawfully enter into, exercise its rights under and comply with its obligations under this Agreement;

(ii)	to ensure that those obligations are legal, valid, binding and enforceable; and

(iii)	to make this Agreement admissible in evidence in its jurisdiction of organization,

have been, or will have been by the time, obtained or effected and are, or will by the appropriate time be, in full force and effect.

(f)	It is not aware of any circumstances which are likely to lead to:

(i)	any authorization obtained or effected not remaining in full force and effect;

(ii)	any authorization not being obtained, renewed or effected when required or desirable; or

(iii)	any authorization being subject to a condition or requirement which it does not reasonably expect to satisfy or the compliance with which has or could reasonably be expected to have a material adverse effect.

4.2.	Service Provider hereby makes the following representations and warranties to CTG:

(a)	RESERVED

(b)	The Services shall meet the specifications as stipulated herein (including but not limited to provisions of Article 6).

(c)	Service Provider represents and warrants that the entry into and performance by it of, and the transactions contemplated by, this Agreement does not conflict with the lease agreement between itself and the relevant landlord in connection with the Data Center Facility. The Service Provider further represents and warrants that this Agreement is permitted under the use of the related premises. CTG shall not in any event be liable for any obligations to the landlord of the Data Center Facility (the “Landlord”), including but not limited to rental or any other fees payable by the Service Provider to the Landlord.

(d)	Other than as expressly stated otherwise in this Agreement, nothing in this Agreement transfers any rights, title and interest in the Co-location Servers shall remain absolutely with CTG or the owner of the Co-location Servers, and the Co- location Servers shall be identifiable and separate from the Service Provider’s own assets. CTG must affix unique identifiers to all assets prior to delivery. For the avoidance of doubt, any claim over the Service Provider in an event of default relating to the Service Provider shall exclude the Co-location Servers.

4.3.	CTG hereby makes the following representations and warranties to Service Provider:

(a)	CTG must use the Co-location Servers at the Data Center Facility solely for cryptocurrency mining operations.

(b)	CTG must secure and comply with all licenses as are required to operate any software and firmware installed by or accessed on the Co-location Servers.

5.	VOLUNTARY POWER-OFF AND LOW POWER MODE

5.1.	CTG shall be entitled to voluntarily instruct Service Provider to power off any or all of the Co-location Servers in CTG’s sole discretion or to instruct the Service Provider to have the Co-location Servers operate in Low Power Mode to reduce the Co-location Servers’ power consumption. CTG will provide a minimum of 2 hours notice of a planned material change in power load and will reimburse Service Provider for any costs, expenses, or charges associated with shutting off load with less than 24 hours notice.

5.2.	Any Power-off Server may remain on rack at the Data Center Facility for a period of fourteen (14) calendar days (exclusive of the first day on which such Power-off Server is powered off, the “Voluntary Power-off Period”), during which period CTG shall be entitled to re-power on such Co-location Server in its sole discretion with 2 hours notice to Service Provider. At the expiration of the Voluntary Power-off Period, the Parties shall negotiate in good faith to mitigate losses to the utmost extent. If the Voluntary Power-off Period exceeds 30 days, Service Provider may terminate this Agreement.

5.3.	CTG’s right to operate in Low Power Mode is subject to the limits set out in the Service Order.

5.4.	In any Billing Period where the Co-location Fee is less than the Minimum Co-location Fee, CTG shall pay the Minimum Co-location Fee for that Billing Period.

5.5.	When CTG voluntarily powers-off, and Service Provider receives payments from its CSP for participating in the Curtailment Programs:

a)	CTG will receive 75% of the revenue Service Provider receives from the CSP net of all fees, commissions, and other charges for the reduction of power utilized by the Co- location Servers and the MDC Infrastructure at the time of curtailment (“CTG Curtailment Revenue”).

b)	CTG acknowledges and agrees that the Service Provider is required to curtail for up to 250 hours annually for the purpose of transmission and distribution charge cost avoidance, occurring at varying amounts per month as determined by the CSP provider, and CTG acknowledges and agrees that neither Service Provider nor CTG will receive revenue for such curtailment periods.

c)	Revenue earned from the CSP from CTG electing to curtail will be applied to the monthly invoice in the month that Service Provider receives the Curtailment Program revenue.

d)	If CTG Curtailment Revenue exceeds the total amount of the invoice for any individual month, then that excess will be split 50/50 between the Parties, and CTG’s share of that excess amount shall be carried over to subsequent month(s).

5.6.	Service Provider need not comply with any voluntary power-off or curtailment instructions (including low power mode) where (i) Service Provider is specifically prohibited from doing so under all Applicable Laws, including the customer baseline load requirements as set out in section 3.3A.2 of the PJM Manual; (ii) such instruction(s) is ambiguous, inconsistent, contradictory, impossible, or impractical to follow, (iii) such instruction would create material risks to safety of persons at, or physical preservation of, the Data Center Facility or other assets such as transformers, switchgear, fuses, or breakers, or other assets or property at the Data Center Facility, or (iv) such instruction would impose a material extra cost on Service Provider. In such cases, Service Provider shall provide written notice to CTG specifying the reason(s) it has not complied with such instruction and the parties shall promptly and in good faith negotiate amendment(s) to the instruction. Once agreed Service Provider will promptly implement the instruction(s).

5.7.	CTG shall not, as part of providing Service Provider an instruction under this Article 5, provide a strike price equal to or less than the Minimum Strike Price, unless otherwise agreed by the parties in writing.

6.	OPERATION ENVIRONMENT OF DATA CENTER FACILITY

6.1.	Conditions of the Data Center Facility. No later than the Initial Date and at all times up to and until the termination of this Agreement, Service Provider shall provide CTG with sufficient server rooms or containers, server positions, racks, power load and facilities, broadband network and network facilities, heat dissipation facilities, sand, rain and snow- proofing facilities, temperature and humidity monitoring and sensing equipment, security monitoring and other equipment reasonably required for the normal operation of the Co- location Servers of the reasonable commercial standard, satisfying at least the following requirements:

(a)	There shall be at least two operators’ dedicated network line access, network bandwidth configuration of 100Mbps per 10,000 miners, and network latency of no more than 100ms (based on the ping value from the Co-location Servers’ intranet IP to ANTPOOL);

(b)	The measurement range of the temperature and humidity monitoring and sensing equipment shall cover -30℃ to 60℃. Temperature and humidity monitoring and sensing equipment may be wired transmission equipment or wireless transmission equipment, for the convenience of operation and maintenance real-time monitoring;

(c)	The power load provided by Service Provider shall satisfy the requirements of this Agreement, the Service Orders and standard operational conditions. In the event that the power load is insufficient for any reason (including but not limited to damage to power supply equipment, insufficient supply from the power supplier, or policy changes at the location of the Data Center Facility) for a period of 14 days or more, CTG may provide written notice to Service Provider to remedy the issue. If Service Provider fails to remedy the issue within 14 days, CTG shall be entitled to proportionately reduce the Co-location Quantity of the Co-location Servers at its sole discretion, and Service Provider shall (i) unconditionally cooperate with CTG to move the de-racked Co-location Servers due to insufficient power load designated by CTG out of the server room, and (ii) adjust the amount of the Deposit in accordance with the reduced Co-location Quantity and return the difference between the pre-adjustment Deposit and the post-adjustment Deposit in full to CTG within three (3) Business Days from reduction of the Co-location Quantity. If CTG reduces the Co-Location Quantity under this Article, CTG may only then increase the Co-location Quantity with the written consent of Service Provider; and

(d)	There shall be sufficient forklifts, lift trucks and other related machinery and equipment to provide timely racking and de-racking services for the Co-location Servers

6.2.	Exclusive Server Room. Service Provider shall provide exclusive containers or server room(s) for the operation of the Co-location Servers, which shall be physically separated from containers or server rooms at the Data Center Facility for use by other customers of Service Provider. No server and/or other hardware equipment other than the Co-location Servers may be allowed in such exclusive containers or server room(s) unless with prior written approval of CTG. Service Provider shall take necessary measures satisfactory to CTG to separate the Co-location Servers from other servers and/or hardware equipment, including but not limited to labeling the Co-location Servers. Besides, Service Provider shall provide room, network and power supply for the Monitoring Software, separate from the Co-location Servers.

6.3.	Standard Co-location Environment. Service Provider shall maintain the standard co- location environment for the Co-location Servers in accordance with the conditions set forth in the applicable Service Order and the Information Memorandum.

6.4.	Title and Ownership. As at the date of this Agreement, Service Provider warrants and represents that it, or an Affiliate, has good title to, or right by license, lease or other agreement to use, the Data Center Facility, and there is no actual, pending or threatened dispute or other claim as to title and ownership of the Data Center Facility, other than as disclosed to CTG.

6.5.	Safety and Security. Server Provider shall take standard industry efforts to ensure safety and security of the Data Center Facility and the Co-location Servers against any safety accidents such as damage, loss or fire outbreak, etc. or any faults caused by dust ingress, water ingress or snow ingress, etc, including maintaining Service Provider Equipment to a reasonable standard.

6.6.	Compliance with Applicable Law. Service Provider shall ensure that the operation of the Data Center Facility, the individuals of Service Provider and provision of Services is at all times in compliance with Applicable Laws and that any and all applicable approvals, certificates, orders, authorizations, permits, qualifications and consents required for the operation of the Data Center Facility and provision of Services have been obtained no later than the Initial Date and are not revoked, cancelled or expired (unless properly renewed on or prior to such expiration) up to and until the termination of this Agreement. The Parties recognize that it is Service Provider’s sole and exclusive responsibility to maintain a safe and healthy work environment at the Data Center Facility that is free from recognized hazards and fully complies with the Applicable Laws, including without limitation, the federal Occupational Safety and Health Act (“OSHA”, if applicable), as well as any similar state or local laws. Accordingly, Service Provider promises and hereby covenants to maintain a safe and healthy work environment at the work places including but not limited to the Data Center Facility and the necessary onsite production facilities including office rooms, maintenance rooms, canteen, and toilets, that is free from recognized hazards and fully compliant with OSHA (if applicable), and any similar state or local laws, to ensure the safety of CTG Personal (as defined below) during their work. Besides, Service Provider shall organize necessary safety training and safety drills for CTG Personal at least as regularly as its own personnel.

6.7.	24/7 Access by CTG Personnel. If there is no other specific agreement, CTG or the third party designated by CTG (collectively, the “O&M Service Provider”) shall be responsible for the maintenance of the Co-location Servers. The O&M Service Provider may appoint one or more individuals (“CTG Personnel”) that are pre-approved and registered with the Service Provider to carry out maintenance activities on the Co-location Servers onsite at the Data Center Facility on a 24-hour per day, 7-day per week basis. Service Provider may revoke its approval for any CTG Personnel who fails to comply with the Service Provider’s reasonable directions, policies or procedures, has violated Applicable Laws, or unreasonably interferes with Service Provider’s business or operations at the Data Center Facility, or works in an unsafe manner. If Service Provider revokes access for any CTG Personnel, and CTG is unable to replace those persons in a reasonable time period, CTG will have the right to consult with Service Provider to demonstrate to Service Provider that the CTG Personnel have been coached, counselled and/or provided with appropriate training. Service Provider may agree to approve access for such CTG Personnel based on the consultation. Service Provider shall provide all necessary support and cooperation for the maintenance of the Co-location Servers by CTG Personnel, including but not limited to:

(a)	allow CTG Personnel to enter into those parts of the Data Center Facility designated by Service Provider as relevant to this Agreement (the “CTG Areas”);

(b)	obtain the operational data of the Co-location Servers;

(c)	inspect the operational conditions of the CTG Areas;

(d)	perform maintenance on the Co-location Servers;

(e)	handle or repair any Co-location Servers that may be damaged, defective, malfunctioning or not operating; and

(f)	check, examine and conduct inventory audits of the Co-location Servers and Inventory Assets.

6.8.	Test Site. Service Provider shall provide CTG Personnel with proper test site for maintenance of the Co-location Servers that meets the safety and security requirements. The test site shall provide 220V power supply and necessary network access, and shall have no less than 5 power outlets and 5 network interfaces unless otherwise required by CTG Personnel and agreed by Service Provider.

6.9.	Responsibility for CTG Personnel. CTG Personnel will remain the sole responsibility of CTG, and will not be deemed to be employees or contractors of Service Provider. CTG shall remain responsible for any acts or omissions of CTG Personnel while they are at the Data Center Facility. CTG will be responsible to ensure that all required employment benefits are provided to employees, including but not limited to, retirement plans, health insurance, vacation time-off, sick pay, personal leave, pay, and that all necessary insurances are maintained.

6.10.	Service Provider Directions. CTG must ensure that and will instruct CTG Personnel to follow any reasonable directions of Service Provider, including but not limited to, under any workplace or safety laws or policies. CTG must ensure that and will instruct CTG Personnel to not access, use or interfere with Service Provider Equipment unless directed to by Service Provider.

6.11.	Online Status Ratio.

(a)	Service Provider shall ensure that the Online Status Ratio in each Billing Period is no less than 95%, unless such below-95% Online Status Ratio is caused solely by the defects of the Co-location Servers or the inappropriate acts or omissions in relation to the operation of the Co-location Servers by CTG Personnel.

(b)	If the Online Status Ratio for any Billing Period is less than 95% due to any substandard condition of the Data Center Facility, including but not limited to, power connection, network connection, MDC Infrastructure, heat dissipation when the outside ambient temperature is less than 35 degrees Celsius, water purification and/or other infrastructure, Service Provider shall have a period of one (1) month to remedy such substandard condition.

(c)	If the Online Status Ratio for the Billing Period immediately after the one-month remedial period continues to be less than 95%, CTG shall be entitled to (i) terminate this Agreement with immediate effect without any liability for breach of contract, or (ii) a reduction of the Co-location Fee so that the Co-location Fee for such Billing Period shall be the product of the Co-location Fee multiplied by the Online Status Ratio immediately after the one-month remedial period with effect from the expiration of the remedial period up to and until the Online Status Ratio for a Billing Period is no less than 95%.

6.12.	Inventory Storage. In addition to the space required for co-location of the Co-location Servers, Service Provider shall provide sufficient space to CTG for storage and safe- keeping of Inventory Assets.

6.13.	Installation and Accuracy of Separate Meter. Service Provider shall install Separate Meter(s) at the Data Center Facility to monitor the electrical power consumed in the operation of the Co-location Servers and MDC Infrastructure, and shall cooperate with CTG to check and calibrate the accuracy of the Separate Meter(s) regularly or occasionally, but no more than once during any 12 month period, in accordance with CTG’s request and instructions, to ensure the constant accuracy of the Separate Meter(s). Separate Meter shall be located as set out in the Information Memorandum.

6.14.	Inventory Audit. CTG shall be entitled to conduct inventory audits of the Co-location Servers regularly or occasionally, and Service Provider shall provide assistance and convenience accordingly. If the result of the inventory audit does not match the information as stipulated in the applicable Service Order, Service Provider shall assist CTG to discover the reasons.

7.	INSURANCE

7.1.	In the event of any damage or loss of the Co-location Servers and upon request of CTG, Service Provider shall provide CTG and/or the owner of the Co-location Servers (as applicable) with documents and information in support of the insurance claim made to the insurance company, as requested by CTG. CTG shall reimburse Service Provider’s reasonable costs and expenses actually expended on third parties for the preparation or delivery of such documents and information, if such costs and expenses are material, and Service Provider shall notify CTG of those costs and expenses prior to incurring them.

7.2.	Service Provider is not required to maintain insurance coverage for the Co-location Servers or the Inventory Assets.

7.3.	Each Party shall obtain and maintain insurances as follows: (a) commercial general liability insurance in an amount of at least $2,000,000 per occurrence and $4,000,000 aggregate; (b) workers’ compensation insurance in an amount not less than that required by applicable law.

8.	TITLE AND OWNERSHIP

8.1.	Ownership of Co-location Servers. Service Provider acknowledges and agrees that the Co-location Servers and Inventory Assets are assets of CTG or any third party designated by CTG (as applicable) (collectively, the “Owner of Co-location Servers”) and the Owner of Co-location Servers shall solely have the proprietary interest in the Co-location Servers unless such interest is transferred to Service Provider under Section 11.3(b). The Owner of the Co-location Servers shall not be affected by any factors, including but not limited to Service Provider’s operating conditions, financial conditions or any disputes or lawsuits against its shareholders or any third parties. In no event shall Service Provider’s creditors, shareholders or other third parties be entitled to file disputes regarding the ownership of the Owner of Co-location Servers. Without prejudice to the foregoing, in the event that any such dispute occurs, Service Provider shall provide the Owner of Co-location Servers with all reasonable assistance in proving the Owner of Co-location Servers’ proprietary interest in the Co-location Servers.

8.2.	Ownership Service Provider Equipment. CTG acknowledges and agrees that the Service Provider Equipment are assets of Service Provider or any third party designated by Service Provider (as applicable) and Service Provider or such third parties shall solely have the proprietary interest in the Service Provider Equipment.

9.	INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1.	Each Party (the “Indemnifier”) shall indemnify, defend and hold each other Party (the “Indemnitee”) along with the Indemnitees’s Affiliates, officers, directors, agents, and employees, from and against any third-party action, claim, suit, proceeding, demand, investigation, or charge alleging any costs, losses, liabilities, damages, fines, judgments, fees, or expenses (including reasonable attorneys’ fees and court costs) to the extent directly caused by:

i.	any failure by Indemnifier to comply with Applicable Law in connection with this Agreement;

ii.	any liability or damage incurred by reason of any negligent act or omission of such Party or its officers, directors, agents, and employees.

Neither Party may settle any action, claim, suit, proceeding, demand, investigation, or charge under this Article 9.1 without the other Party’s prior written consent.

Each Party shall be entitled to participate in any defense using its own counsel at its own cost.

9.2.	Subject to other provisions of this Article 9, each Indemnifier hereby agrees to indemnify, defend and hold harmless the Indemnitee and its respective Affiliates, officers, directors, agents and employees from and against any and all losses, liabilities, damages, liens, claims, obligations, judgments, penalties, deficiencies, costs and expenses (including reasonable attorneys’ fees and court costs) (“Loss”) to the extent resulting from or arising out of any negligence or breach or omission of performance by such Party of any of the representations, covenants or other agreements in this Agreement.

9.3.	Any Party claiming to be an Indemnitee shall promptly notify the Indemnifier in writing of the potential Loss, and the breach, act or omission which lead to the Loss, and shall use reasonable efforts, including cooperating with the Indemnifier, to mitigate the Loss. The Indemnifier shall not be liable for Losses to the extent they can be attributed to the acts or omissions of the Party claiming to be the Indemnitee.

In addition, and subject to other provisions of this Article 9, if any Co-location Server is damaged or lost due to reasons attributable to Service Provider, Service Provider hereby agrees to indemnify, defend and hold harmless CTG and its respective Affiliates, officers, directors, agents and employees from and against any and all Losses arising therefrom, based on the fair market value of such Co-location Server.

9.4.	OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, SERVICE PROVIDER DISCLAIMS ANY AND ALL EXPRESS WARRANTIES AND ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT IN TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.

9.5.	IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF REVENUE, LOSS OF PROFITS, LOSS OF USE, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, WHETHER BY STATUTE, IN TORT OR CONTRACT, OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SERVICE PROVIDER WILL NOT BE LIABLE TO CTG FOR ANY LOSSES INCURRED BY CTG TO THE EXTENT CAUSED BY THE USE OF CTG’S PREFERRED MONITORING SOFTWARE.

9.6.	TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL A PARTY’S LIABILITY (WHETHER BY STATUTE, IN TORT OR CONTRACT, OR OTHERWISE) TO THE OTHER PARTY, OTHER THAN THE LIABILITY FOR THE PAYMENT OF DELAYED COMPENSATION OR FEES, EXCEED:

(a)	THE FEES PAID TO SERVICE PROVIDER DURING THE TWELVE MONTH PERIOD PRIOR TO THE EVENT THAT RESULTED IN THE LIABILITY (NOT INCLUDING ANY REIMBURSEMENTS FOR POWER); OR

(b)	IF THE LIABILITY RELATES TO DAMAGE OR LOSS TO ANY CO-LOCATION SERVERS THAT CANNOT BE REPAIRED AND WHICH IN EACH CASE WAS PRIMARILY CAUSED BY SERVICE PROVIDER, THEN THE SERVICE PROVIDER’S LIABILITY SHALL BE LIMITED, AT ITS DISCRETION, TO REPLACING THE DAMAGED OR LOST CO-LOCATION SERVERS WITH SIMILAR SERVERS SATISFACTORY TO CTG, AT ITS SOLE COST AND EXPENSE, OR MAKING PROMPT PAYMENT OF THE FAIR MARKET VALUE (AT THE TIME OF THE LOSS) OF SUCH CO-LOCATION SERVERS, IN BOTH CASES UP TO $3,000,000. SERVICE PROVIDER IS NOT REQUIRED TO MAKE ANY PAYMENTS UNDER THIS INDEMNITY UNTIL CTG HAS FIRST EXHAUSTED ANY INSURANCE CLAIMS IT HAS FOR THE DAMAGED OR LOST CO-LOCATION SERVERS.

(c)	IF THE LIABILITY RELATES TO DAMAGE OR LOSS TO ANY PART OF THE DATA CENTER FACILITY, OR SERVICE PROVIDER EQUIPMENT THAT WAS PRIMARILY CAUSED BY CTG, THEN CTG’S LIABILITY SHALL BE LIMITED TO $3,000,000. CTG IS NOT REQUIRED TO MAKE ANY PAYMENTS UNDER THIS INDEMNITY UNTIL SERVICE PROVIDER HAS FIRST EXHAUSTED ANY INSURANCE CLAIMS IT HAS FOR THE DAMAGED OR LOST ITEMS.

THE PARTIES HEREBY WAIVE ANY CLAIM THAT THESE EXCLUSIONS DEPRIVE THEM OF AN ADEQUATE REMEDY OR CAUSE THIS AGREEMENT TO FAIL ITS ESSENTIAL PURPOSE.

10.	FORCE MAJEURE

10.1.	A Party shall not be considered to be in default or breach of this Agreement and shall be excused from performance or liability for Loss to the other Party, if and to the extent that the performance of any obligation of such Party under this Agreement (other than an obligation to make payment) is prevented, frustrated, hindered or delayed as a consequence of an event of Force Majeure, provided that:

(a)	such Party claiming to benefit under this Article 10.1 (the “Affected Party”) shall:

(i)	promptly and in any event no later than 3 days from the occurrence of such event of Force Majeure, give the other Party (the “Non-Affected Party”) a written notice (including via email) setting out details of such event of Force Majeure; and

(ii)	within ten (10) days from the occurrence of such event of Force Majeure, produce to the Non-Affected Party supporting materials evidencing such event of Force Majeure and how its occurrence prevented, frustrated, hindered or delayed the performance of the Affected Party’s obligation under this Agreement;

(b)	the Affected Party shall take all necessary measures to mitigate the impact of such event of Force Majeure and shall resume normal performance of this Agreement promptly after the removal of such event of Force Majeure, unless it is impracticable or unnecessary to resume the performance of this Agreement; and

(c)	notwithstanding any other agreement to the contrary in this Agreement, Service Provider shall unconditionally waive CTG’s Co-location Fees for the duration of the Co-location Servers’ inoperability due to the effects of such Force Majeure event.

10.2	If the normal performance of this Agreement cannot be resumed within thirty (30) calendar days from the occurrence of such event of Force Majeure, either Party shall be entitled to terminate this Agreement with immediate effect without any liability for breach of contract.

11.	TERM AND TERMINATION

11.1.	Term. This Agreement shall have a term effective from the date hereof and expiring on the first (1st) anniversary of the Initial Date (the “Initial Term” and together with the Holdover Period the “Term”). CTG may request to extend the Term beyond the Initial Term by providing Service Provider with 75 days’ notice prior to the end of the Initial Term (“Holdover Period”). Service Provider may elect to approve or reject the request to extend the Term to the Holdover Period for any reason and must provide their approval or rejection of such a request within 15 days. The Holdover Period, if approved by Service Provider, will be one month with automatic monthly renewals. CTG or Service Provider may terminate the Holdover Period with 60 days’ notice to the other Party. The terms herein applicable to the Initial Term will apply to the Holdover Period. The Holdover Period will automatically terminate on December 31, 2026, if not terminated earlier.

11.2.	Termination. This Agreement may be terminated prior to the expiration of the Term:

(a)	upon mutual agreement in writing of the Parties;

(b)	upon either Party giving a written notice to the other Party if such other Party (i) files in any court or agency pursuant to any Applicable Law, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within ninety (90) days after the filing thereof, (c) makes an assignment of the assets associated with this Agreement for the benefit of its creditors, (d) fails to maintain or renew any material business registration license, approval or permit that is required under any Applicable Law to carry out its normal business, (e) is subject to actual or potential liquidation, winding up, or dissolution, or (f) authorizes or consummates the merger, acquisition, reorganization, consolidation, business combination or similar transaction, or any transaction or series of transactions in which in excess of 50% of such other Party’s voting power is transferred, unless the company or entity acquiring, merging, reorganizing, or engaging in any similar transaction agrees to accede to all of the terms in this Agreement and all of the terms in this Agreement shall be respected;

(c)	upon Service Provider giving a written notice to CTG to terminate pursuant to Article 3.4(c)(ii) or other applicable articles if the situation has not been improved after negotiation between the Parties, and a compensation in an amount equal to Monthly Theoretical Co-location Fee shall be paid by CTG to Service Provider upon termination;

(d)	upon CTG giving a written notice to Service Provider to terminate pursuant to Article 3.4(d)(iii), Article 6.11(c), Article 15.3 or other applicable articles if the situation has not been improved after negotiation between the Parties, and a compensation in an amount equal to Monthly Theoretical Co-location Fee shall be paid by Service Provider to CTG upon termination;

(e)	upon either Party giving a written notice of its intention to terminate this Agreement in whole or in part of no less than sixty (60) calendar days to the other Party, provided that a compensation in an amount equal to Monthly Theoretical Co-location Fee shall be paid by the terminating Party to the non-terminating Party upon termination and the termination shall be effective only to the extent of such notice; and

(f)	upon a Party giving a written notice to the other Party to terminate pursuant to Article 10.2.

11.3.	Effects of Termination. Upon termination of this Agreement:

(a)	Service Provider shall:

(i)	return the remaining Deposit to CTG including in accordance with Articles 3.4(c)(ii), 3.4(d)(iii) or 3.4(e);

(ii)	pay any and all amounts owing to CTG including any Delayed Compensation under Articles 3.4(c)(ii) or 3.4(d)(iii), and Monthly Theoretical Co-location Fee under Articles 11.2(d) or 11.2(e);

(iii)	any Balance remaining;

(iv)	subject to Article 6.7, provide access to CTG Personnel to the Data Center Facility and any reasonable assistance required by such CTG Personnel to remove the Co-location Servers and Inventory Assets;

(v)	issue final invoices; and

(vi)	return all Confidential Information of CTG to CTG and delete all electronic copies thereof from its systems.

(b)	CTG shall:

(i)	pay all finally determined invoice amounts outstanding;

(ii)	promptly remove all the Co-location Servers and Inventory Assets from the Data Center Facilities at its own cost. Service Provider may charge storage costs for any Co-location Servers which have not been removed by CTG within 10 Business Days of Service Provider giving CTG written notice that Service Provider has commenced the de-racking of the Co- location Servers. Any Co-location Servers or Inventory Assets not removed within ninety (90) days of the termination date of a relevant service order or this Agreement will be deemed ‘abandoned’ (“Abandoned Assets”), and title to the Abandoned Assets will then automatically transfer to Service Provider. Service Provider may dispose of Abandoned Assets at CTG’s cost; and

(iii)	return all Confidential Information of Service Provider to Service Provider and delete all electronic copies thereof from its systems.

11.4.	Survival.

(a)	Neither the expiration nor the termination of this Agreement will release either of the Parties from any obligation or liability that accrued prior to such expiration or termination.

(b)	The provisions of this Agreement requiring performance or fulfillment after the expiration or termination of this Agreement will survive the expiration or termination of this Agreement including Article 8, Article 9, Article 11, Article 12, Article 13, Article 14 and Article 16 and such other provisions as are necessary for the interpretation therefor and any other provisions hereof, the nature and intent of which is to survive termination or expiration of this Agreement.

12.	CONFIDENTIALITY

12.1.	From the date of this Agreement until the fifth (5th) year anniversary of the expiration of the Term or the earlier termination pursuant to Article 11.2, each Party hereby agrees that it will, and will cause its Affiliates and its and their respective directors, officers, employees, professional advisors, agents and other Persons acting on their behalf (including the CTG Personnel) (collectively, “Representatives”) to hold, in strict confidence the terms and conditions of this Agreement, all exhibits and schedules attached hereto and the Service Order(s), including their existence, and all non-public records, books, contracts, instruments, computer data and other data and information, whether in written, verbal, graphic, electronic or any other form, provided by any other Party and its Representatives (except to the extent that such information has been (a) already in such Party’s possession prior to the disclosure or obtained by such Party from a source other than any other Party or its Representatives, provided that, to such Party’s knowledge, such source is not prohibited from disclosing such information to such Party or its Representatives by a contractual, legal or fiduciary obligation to any other Party or its Representatives, (b) in the public domain through no breach of the confidentiality obligations under this Agreement by such Party, or (c) independently developed by such Party or on its behalf without reference to any such non-public information) (the “Confidential Information”).

12.2.	Notwithstanding the foregoing, each Party may disclose the Confidential Information (i) to its Affiliates and its and their respective Representatives so long as such persons are subject to appropriate nondisclosure obligations, (ii) as required by applicable Law (including securities Laws and applicable securities exchanges rules) or requests or requirements from any Governmental Authority or other applicable judicial or Governmental Order, or (iii) in connection with any enforcement of, or dispute with respect to or arising out of, this Agreement, or (iv) with the prior written consent of the other Party.

12.3.	The content of this Agreement and any information disclosed hereunder by the other Party in the course of negotiating or performing this Agreement is Confidential Information under this Agreement and shall only be used in accordance with this Agreement.

13.	INJUNCTIVE RELIEF

13.1.	The Parties acknowledge that a breach or threatened breach of this Agreement shall cause serious and irreparable harm to the non-breaching Party for which monetary damages alone would not be a sufficient remedy. Accordingly, the Parties agree that in the event of a breach or threatened breach, the non-breaching Party shall be entitled to injunctive relief and specific performance in addition to any other remedy available to such Party in equity or at law without the necessity of obtaining any form of bond or undertaking whatsoever, and the breaching Party hereby waives any claim or defense that damages may be adequate or ascertainable or otherwise preclude injunctive relief.

14.	NOTICES

14.1.	All notices, requirements, requests, claims, and other communications in relation to this Agreement shall be in writing, and shall be given or made by delivery in person, by an internationally recognized overnight courier service, by registered or certified mail (postage prepaid, return receipt requested) or electronic mail to the respective Parties at the addresses specified below or at such other address for a Party as may be specified in a notice given in accordance with this Article 14.1. Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day).

14.2.	The following are the initial address of each Party:

If to Service Provider:

Address:	201 Clark St., Sharon PA 16146
Attn:	Craig Hibbard
Email:	craig@mawsoninc.com, copy to notices@mawsoninc.com

If to CTG:

Address:	1122 Bristol Street, Costa Mesa, CA 92626
Attn:	Jason Haase, CFO
Email:	jason@consensustech.co

15.	ANTI-COMMERCIAL BRIBERY, ANTI-MONEY LAUNDERING

15.1.	Service Provider shall not, and shall procure its directors, officers, employees, consultants, agents and other representatives (collectively with Service Provider, the “Service Provider Associates”) not to, directly or indirectly engage in any activity of commercial bribery, i.e. providing any unjustified interests in any form including but not limited to cash, cheque, credit card gifts, negotiable securities (including bonds and stocks), physical objects (including all kinds of high-end household goods, luxury consumer goods, handicrafts and collections, as well as housing, vehicles and other commodities), entertainment coupon, membership card, currency or rebate in the form of goods, kickback, non-property interests such as schooling, honor, special treatment, and employment for relatives and friends, traveling, entertaining and personal service etc. to any director, officer, employee, consultant, agent and other representative of CTG (collectively, “CTG Associates”) in order to obtain the any immediate or future business opportunity with CTG whether under this Agreement or any other business relationship, regardless of whether such unjustified interests is provided on Service Provider Associates’ own initiative or in response to explicit or implicit request of CTG Associates.

15.2.	If any of CTG Associates explicitly or implicitly requests commercial bribes, Service Provider shall immediately notify CTG of such activity with relevant evidence and cooperate with CTG in its investigation.

15.3.	If any of Service Provider Associates commits commercial bribes in contravention of Article 15.1, CTG shall be entitled to terminate this Agreement and any other existing business cooperation with Service Provider and claim for damages against Service Provider.

15.4.	Promptly following any request therefor, Service Provider shall provide information and documentation reasonably requested by CTG for purposes of compliance with applicable “know your customer” requirements and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act of 2001.

16.	GENERAL

16.1.	Entire Agreement and Amendment. This Agreement, together with all Services Orders, appendixes, schedules, annexes and exhibits, constitute the full and entire understating and agreement between the Parties, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof. This Agreement may only be amended with the written consent of both Parties or otherwise as mutually agreed by both Parties.

16.2.	Assignment.

(a)	Either Party may freely assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part to its Affiliates or to any third party subject to the other Party’s prior written consent.

(b)	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

16.3.	Non-Solicitation. Each Party agrees that from the date of this Agreement until the first (1st) year anniversary of the expiration of the Term or the earlier termination pursuant to Article 11.2, unless mutually agreed by both Parties, neither Party shall (1) directly or indirectly, solicit, recruit, encourage or induce employees or consultants of the other Party to (i) terminate such person’s employment or consulting relationship or (ii) become employed or engaged as an employee, officer, director, member, manager, partner or any other type of the soliciting Party or any other third party; or (2) use any Confidential Information, directly or indirectly, to solicit customers or suppliers of the other Party or otherwise divert or attempt to divert business away from the other Party, nor will the employee encourage or assist others to do the same.

16.4.	Governing Law. This Agreement shall be solely governed by and construed in accordance with the laws of the Relevant Jurisdiction, without regard to principles of conflict of laws.

16.5.	Dispute Resolution. All disputes arising under this Agreement shall be submitted to arbitration in the Relevant Jurisdiction before a single arbitrator of the American Arbitration Association (“AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Relevant Jurisdiction. No Party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. No Party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing contained herein shall prevent the Party from seeking or obtaining an injunction in a court of the Relevant Jurisdiction. The breaching Party shall bear the attorney fees and arbitration fees of the non-breaching Party. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

16.6.	Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal or unenforceable under any Applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Applicable Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal or unenforceable only to the extent of such invalidity, illegality or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality or enforceability of such provision in any other jurisdiction.

16.7.	Counterparts This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[The remainder of this page is intentionally left blank for signature]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

Signed for and on behalf of CTG

Consensus Colocation PA LLC

Signature	/s/ Ruslan Zinurov
Name:	Ruslan Zinurov
Title:	Authorized Signatory

Signed for and on behalf of Service Provider

Mawson Hosting LLC

Signature	/s/ Rahul Mewawalla
Name:	Rahul Mewawalla
Title:	Authorized Signatory

APPENDIX I

SERVICE ORDER

This is a Service Order under the Service Framework Agreement dated October 12, 2023 (the “Service Framework Agreement”) between Consensus Colocation PA LLC (“CTG”) and Mawson Hosting LLC (“Service Provider”). Unless otherwise specified, capitalized terms used herein shall have the same meaning as those defined in the Service Framework Agreement. The effective date of this Service Order is the same as the Effective Date of the Agreement.

1.	DATA CENTER FACILITY

This Service Order is corresponding to the Information Memorandum of Data Center Facility submitted by the Service Provider on or about October 12, 2023 attached hereto as EXHIBIT A (the “Information Memo”) as well as the Data Center Facility as described in the Information Memo located at 950 Railroad Avenue, Midland, PA 15059.

2.	CO-LOCATION CAPACITY AND CO-LOCATION SERVERS

2.1.	Under this Service Order, Service Provider agrees to provide to CTG Co-location Capacity as follows, together with the necessary onsite production facilities including office rooms, maintenance facility, and toilets. The number of the Minimum Co- location Quantity is as set out below.

Maximum Co-location Capacity (MW)	Minimum Co-location Quantity (Units)
50 MW	15,876

2.2.	Details of the Co-location Servers to be delivered hereunder are as follows, including the specific model, power efficiency and quantity of the Co-location Servers. Service Provider shall ensure that the Data Center Facility has been connected to electrical power and reaches its standard operational conditions for each batch of Co-location Servers to be in Online Status on or before the respective estimated power-on date as set forth in the table below.

Batch No.	Mode l	Power Efficiency (J/T)	Co-location Quantity (Units)	Estimated Arrival Date	Estimated Power- on Date
1	S19 XP	140	7,938	10/18/2023	10/25/2023
2	S19 XP	140	7,938	10/30/2023	11/15/2023
In Total	-	-	15,876	-	-

2.3.	The Parties further acknowledge and agree that, subject to the Co-location Capacity and Minimum Co-location Quantity, CTG shall be entitled to, from time to time, modify the model of the Co-location Servers with a newer model and Co-location Quantity, at its sole discretion, by providing written notice (the “Co-location Servers Modification Notice”) in the form attached hereto as EXHIBIT B of this Service Order five (5) Business Days prior to the delivery, withdrawal, and/or replacement of the Co-location Servers as long as the change doesn’t require any infrastructure change to the Data Center Facility, cause the Service Provider to be in breach of the Service Framework Agreement, this Order, Applicable Law, or any other agreements Service Provider may have (including the Lease or the power agreements), or cause the power draw to exceed the maximum amount attributed to the contract, or otherwise cause a material decrease in CTG’s usage of the Co-location Capacity set forth herein. CTG shall pay Service Provider’s reasonable costs and expenses to facilitate those changes.

Service Provider shall cooperate with CTG to on-rack and/or de-rack of the Co-location Servers, power on additional Co-location Servers as applicable, and adjust the amount of the Prepayment in accordance with the calculation methods provided in the Agreement. In the event where there is a decrease in the Prepayment, Service Provider shall return the difference in accordance with Article 3.5(b) of this Agreement.

3.	SERVICE AND FEES

3.1.	Deposit. CTG shall pay to Service Provider the Deposit as set forth below in accordance with the Service Framework Agreement.

Batch No.	Co-location Quantity (Units)	Deposit Breakdown	Deposit (US$)
1	7,938	25MW * 744Hours * $20.00/MWh	$372,000
2	7,938	25MW * 744 Hours * $20.00/MWh	$372,000
In Total	15,876	-	$744,000

3.2.	Fees.

(a)	Co-location Fee Rate: $0.020/kWh

(b)	Power Reimbursement fees:

(i)	Fixed Rate Period: During all times when an Index Rate Period is not in effect the Power Reimbursement will be $0.050/kWh (the “Fixed Rate”).

(ii)	Index Rate Period: For the months of January and February in any given year, the Power Reimbursement will be Service Provider’s actual billed rate for power (the “Index Rate”). During this Index Rate Period, Service Provider will provide CTG with all necessary supporting evidence from its power provider or power consultant to substantiate its billing rate.

(c)	Monthly Theoretical Co-location Fee (including sales taxes/expenses): ∑Rated Power of Each Co-location Server Powered-On (kW) × Co-location Fee Rate × 24 × 31

(d)	Minimum Co-location Fee: $300,000 per month

3.3.	Other Fees. CTG shall pay the following fees as per use, provided that these fees may be incurred only after prior written approval of CTG:

(a)	On-rack fee (including sales taxes/expenses): US$10 per Co-location Server plus the cost of cables if not provided by CTG.

(b)	De-rack fee (including sales taxes/expenses): US$10 per Co-location Server.

(c)	Waste fee: Reimbursement of actual costs associated with removal of any packaging materials associated with CTG equipment.

(d)	Packing Materials: Reimbursement for all packing materials required for removal of CTG equipment.

(e)	Storage: $10 per server per month or part thereof if stored onsite. If stored offsite: at commercially available rates + 9% storage administration fee. Only applies to servers that are not operational and not in the process of being repaired. Does not apply to servers that have been delivered but not yet made operational.

(f)	Others (please specify): N/A

3.4.	Taxes and Expenses.

Service Provider shall not charge CTG any sales or use taxes in relation to the services rendered under this agreement during Fixed Rate Periods. CTG acknowledges that the Fixed Rate includes taxes, and that those taxes will be passed through to CTG. Service Provider may pass through to CTG any actual sales or use taxes on power as charged by Service Provider’s power provider during Index Rate Periods.

3.5.	Operational

CTG may only utilize Low Power Mode for up to 30% of the time available in any Quarter.

Minimum Strike Price: $36.13 (not including adders or taxes).

4.	BILLING AND PAYMENT

4.1.	The Prepayment is estimated as follows as confirmed by documentation provided by Service Provider and the date of provision of such documentation by Service Provider:

Batch No.	Co-location Quantity (Units)	Estimated Prepayment Breakdown (Fixed Rate Period only)	Estimated Prepayment Amount (US$)
1	7,938	25MW * 1,488 Hours * $50.00/MWh	$1,860,000
2	7,938	25MW * 1,488 Hours * $50.00/MWh	$1,860,000
In Total	15,876	-	$3,720,000

During the Index Rate Period the Estimated Prepayment will calculated based on forward power curve price as provided by the PJM rather than the fixed $50.00/MWh.

4.2.	All payment of Co-location Fee under this Service Order, including any remittance or refund of Co-location Fee, shall be made:

☒	via wire transfer of immediately available funds in the US Dollars to the bank account of designated by the receiving Party; or

☐	via other methods: .

The Parties agree that CTG shall be entitled to make payments via the foregoing methods in its sole discretion. In the event that Service Provider fails to provide or update (if applicable) the correct and the latest valid payment information of Service Provider, Service Provider shall not suspend provision of Services, terminate the Service Framework Agreement or this Service Order, or hold CTG liable for any breach of contract for failure of CTG to make payment due thereto.

4.3.	Account Information of Service Provider

Account Name: Mawson Hosting LLC

Bank Name: Axos Bank

Bank Address: 4350 La Jolla Village Drive, Suite 140 San Diego, CA 92122

Account Number: To be provided by Service Provider

Routing Number: To be provided by Service Provider

4.4.	Account Information of CTG

Account Name: Consensus Colocation PA LLC
Bank Name: Flagstar Bank

Bank Address: 565 5TH AVE, New York, NY 10017
Account Number: 1504960613

Routing Number: 026013576 (Wires only)

5.	TERM AND TERMINATION OF SERVICE ORDER

5.1.	This Service Order shall be effective from the date hereof and expire on the expiration or early termination of the Service Framework Agreement.

5.2.	This Service Order may be terminated prior to its expiration:

(a)	upon mutual agreement in writing of the Parties;

(b)	upon CTG giving a written notice to Service Provider if the Data Center Facility fails to meet its standard operational conditions of the respective Co-location Capacity for the Co-location Servers to be in Online Status within thirty (30) calendar days after the estimated power-on date set forth in paragraph 2.1 of this Service Order; meanwhile, CTG shall not be liable to pay Service Provider any fee, charges or expenses during the period of such operational conditions;

(c)	upon Service Provider giving a written notice to CTG if CTG fails to deliver the any batch of Co-location Servers by (i) the estimated arrival date set forth in paragraph 2.2 of this Service Order, in which case Service Provider shall have no obligation to pay any Delayed Compensation or (ii) the actual date on which the Data Center Facility meets the standard operational conditions of the respective Co-location Capacity, whichever is later; and

(d)	upon either Party giving a written notice of no less than sixty (60) calendar days to the other Party, provided that a compensation in an amount equal to Monthly Theoretical Co-location Fee shall be paid by the terminating Party to the non- terminating Party upon termination.

5.3.	Upon expiration or early termination of this Service Order, Service Provider shall:

(a)	in any event no later than ten (10) Business Days from the expiration or early termination, issue final invoices for the unpaid Billing Period, with the Reconciliation Statement for such unpaid Billing Period and the supporting documents proving the Power Consumption for the such Billing Period (e.g., photos of the Separate Meter showing the Power Consumption at the end of such Billing Period) as attachments to the invoice in accordance with Article 3.6(a) of the Service Framework Agreement; and

(b)	issue to CTG the updated invoice(s) for the unpaid Billing Period(s) in accordance with Articles 3.6(b)(ii) and 3.6(b)(iii) of the Service Framework Agreement (if applicable).

5.4.	Settlement of Last Invoice

CTG shall make payment(s) to Service Provider to settle the outstanding amount in the invoice for the unpaid Billing Period(s) in accordance with Article 3.6(b) of the Service Framework Agreement (if applicable).

6.	PREVAILING PROVISION

In the event of any discrepancy between the provision of this Service Order and the Service Framework Agreement, the provision in this Service Order shall prevail.

[The remainder of this page is intentionally left blank for signature]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

Signed for and on behalf of CTG

Consensus Colocation PA LLC

Signature	/s/ Ruslan Zinurov
Name:	Ruslan Zinurov
Title:	Authorized Signatory

Signed for and on behalf of Service Provider

MAWSON HOSTING LLC

Signature	/s/ Rahul Mewawalla
Name:	Rahul Mewawalla
Title:	Authorized Signatory

EXHIBIT A

INFORMATION MEMORANDUM OF DATA CENTER FACILITY

Service Provider: Mawson Hosting LLC

Submission Date: October 12, 2023

BASIC INFORMATION

Location	950 Railroad Avenue, Midland, PA 15059
Jurisdiction	Midland, PA; Beaver County, PA
Land Area (sq. m)
Building Area (sq. m)
Construction Structure	☐ Steel Structure ☐ Warehouse ☒ Container
Designed No. of Racks	27 containerized data centers 15,876 rack spaces
Heat Dissipation Method	☐ Hydro Cooling ☒ Air Cooling
Local Temperature (℃)	Max.	Min.	Avg.
Server Air Inlet Temperature (℃)	Max.	Min.	Avg.
Humidity (%)	June % December %
Air Pressure (kPa)	June December

ELECTRICAL POWER

Power Type	☒ Grid hybrid ☐ Wind ☐ Solar ☐ Hydro ☐ Nuclear
Max. Power Capacity (MW)	50 MW
Minimum Power Commitment	☒ Not Available ☐ MW

NETWORK

Network Operator
Network Bandwidth, Mb/s

Conditions of Prepayment

1.	Service Provider completed the construction of the Data Center Facility and passed the inspection of the Data Center Facility by CTG;

2.	The Data Center Facility has the capability to connect to electrical power for the respective batch of Co-location Servers; and

Conditions of Payment of Deposit

1.	The high-voltage, medium-voltage and low-voltage transformers arrived at the Data Center Facility;

2.	The wiring between high-voltage and low-voltage transformers is completed;

3.	The construction of infrastructure, including but not limited to site hardening of the Data Center Facility, construction of facilities and buildings are completed, if applicable; and

4.	The site protection facilities of the Data Center Facility are set up, and the Data Center Facility has the capability of basic safety protection.

COMPLIANCE STATUS

Project Approval Documents	☐ Not Available ☒ Provided to CTG on 9/13/2023
Power Purchase Agreement(s)	☐ Not Available ☒ Provided to CTG on 9/13/2023
Land Title Document	☐ Not Available ☐ Land Ownership Certificate OR ☒ Lease Agreement OR ☐ Land License Agreement provided to CTG on 9/13/2023
Location of the Separate Meter	☐ Next to the high voltage transformer ☒ Next to the low voltage transformer ☐ Next to the container or plant ☐ Other:
Ultimate Beneficiary Owner of Data Center Facility[1]	Mawson Infrastructure Group Inc, listed on Nasdaq

OTHER INFORMATION

[1]	Please indicate the ultimate beneficial owner who is either (i) an individual, or (ii) a company listed on a qualified stock exchange.

EXHIBIT B

FORM OF NOTICE OF CO-LOCATION SERVERS MODIFICATION

Notice Ref. Number: [   ]

[Date]

Via email

Service Provider: (“Service Provider”)

Service Order Number:

Subject: Modification of Co-location Servers under Service Order [Service Order Number]

This Co-location Servers Modification Notice (the “Notice”) is being provided in accordance with the Service Framework Agreement dated_____________________, 2023 between CTG Technologies Georgia Limited (“CTG” or “we”) and Service Provider, and the Service Order dated _________________ thereunder.

This Notice is to inform you of the modification to the Co-location Servers as per paragraph 2.3 of the Service Order. CTG, in its sole discretion, has decided to modify:

☐	the model of the Co-location Servers, and/or

☐	Co-location Quantity.

1. Co-location Servers. Details of the Co-location Servers hereunder are as follows, subject to the specific model, power efficiency and quantity of the Co-location Servers actually delivered to the Data Center Facility:

Batch No.	Model	Power Efficiency (J/T)	Co- location Quantity （Units）	Estimated Arrival Date	Estimated Power-on Date
1
2
[TBD]
In Total	-	-		-

Service Provider shall ensure each batch of Co-location Servers to be in Online Status on or before the respective estimated power-on date as set forth in the table above.

2. Reserved

3. Prepayment. The estimated amount of Prepayment shall be revised as follows, subject to the quantity of the Co-location Servers powered-on as confirmed by documentation provided by Service Provider and the date of provision of such documentation by Service Provider:

Batch No.	Co-location Quantity (Units)	Estimated Prepayment Breakdown	Estimated Prepayment Amount (US$)
1		[Please insert the MW capacity] * 744 Hours * [Please insert Power Reimbursement fee]
2		[Please insert the MW capacity] * 744 Hours * [Please insert Power Reimbursement fee]
[TBD]		[Please insert the MW capacity] * 744 Hours * [Please insert Power Reimbursement fee]
In Total		-

4. Payment.

☐ In the event there is an increase in the Deposit and Prepayment, CTG shall, make additional payment of Deposit and Prepayment in accordance with the terms in the Service Framework Agreement.

☐ In the event where there is a decrease in the Deposit and Prepayment, Service Provider shall return the difference between the pre-adjustment Deposit and the post-adjustment Deposit in full to CTG within seven (17) Business Days from the receipt of the Co-location Servers Modification Notice and return the Prepayment in accordance with Section 3.5(b) of the Service Framework Agreement.

The aforementioned modifications are to take effect on [effective date]. We kindly request that you make the necessary arrangements for the on-rack and power-on of the additional Co- location Servers as specified above.

Capitalized terms not defined herein shall have the meaning assigned to them in the Service Framework Agreement and the Service Order.

Please acknowledge receipt of this notice and confirm your understanding of the changes by receipt of this Co-location Servers Modification Notice by signing and returning a copy of this notice to us within three (3) Business Days, no later than [specify deadline]. If no acknowledgment of receipt is received by the deadline mentioned above, the Notice shall be deemed accepted by Service Provider.

Thank you for your prompt attention to this matter.

Sincerely,

Signed for and on behalf of CTG

Consensus Colocation PA LLC

Signature
Name:
Title:

Acknowledged and Agreed:
MAWSON HOSTING LLC

Signature
Name:
Title:

APPENDIX II

FORM OF RECONCILIATION STATEMENT

Co-location Capacity (MW)	Actual Co- location Quantity (Units)	Billing Period	Power Consumption (kW)	Online Status Ratio	Co-location Unit Price (US$)	Total Co-location Fee (US$)

APPENDIX III

FORM OF CONFIRMATION OF CO-LOCATION SERVERS SECURITY

Service Provider:

Submission Date:

Date	Service Order Ref. Number	Co- location Quantity (Units)	Site*	Model	Hashrate (T/Hs)	Sub-account Name	Online Quantity* (Units) (B)	Power- shortage Quantity* (Units) (C)	Maintenance Quantity* (Units) (D)	Total Quantity (Units) (A) = (B) + (C) + (D)

In Total

*	Note:

1.	For “Site”, please indicate the exact building of the Data Center Facility where the corresponding Co-location Servers are stored and operated.

2.	Definitions

1)	“Co-location Quantity” means number of the Co-location Servers co-located in the Data Center Facility;

2)	“Online Status” means the status of a Co-location Server that is powered-on with constant supply of electrical power, has stable connection with network and is accessible. For the “Online Quantity”, please indicate the number of Co-location Servers in Online Status counted on the submission date of this Confirmation of Co-location Servers Security.

3)	“Power-shortage Status” means the status of a Co-location Server which has been delivered to the Data Center Facility that (a) is not powered- on yet, or (b) experiences power outage for a consecutive of twenty-four (24) hours or more after being powered-on, and is not in Maintenance Status (as defined below). For the “Power-shortage Quantity”, please indicate the number of Co-location Servers in Power-shortage Status counted on the submission date of this Confirmation of Co-location Servers Security.

4)	“Maintenance Status” means the status of a Co-location Server that is experiencing defect, failure or malfunction, and has been de-racked pending maintenance or under maintenance. For the “Maintenance Quantity”, please indicate the number of Co-location Servers in Maintenance Status counted on the submission date of this Confirmation of Co-location Servers Security.

To ensure the healthy and long-term mutual cooperation and maintain business relationships with ordinary interest between the Parties, the Service Provider hereby certifies that none of the events described below have occurred and are continuing and none of the circumstances described below exist except as identified below in which case the details of each event or circumstance are set forth below in reasonable detail:

1．	Insolvency or bankruptcy proceedings initiated or threatened	☐ Yes	Please specify the details:
		☐ No	/
2．	Material judgments against Service Provider	☐ Yes	Please specify the details:
		☐ No	/
3．	Material asset reorganization of Service Provider	☐ Yes	Please specify the details:
		☐ No	/
4．	Material dispute, claim, litigation or arbitration involving Service Provider	☐ Yes	Please specify the details:
		☐ No	/
5．	Other circumstance that has had, has, or could reasonably be expected to have a material adverse effect on the business of the Service Provider	☐ Yes	Please specify the details:
		☐ No	/